Silberstein Unga, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

July 10, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Cubed, Inc.

Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to incorporation by reference in the Form S-8, Registration Report under the Securities Act of 1933, filed by Cubed, Inc. of our report dated February 6, 2014, relating to the financial statements of Northwest Resources, Inc. as of and for the years ending November 30, 2013 and 2012, and for the period from May 21, 2010 (inception) to November 30, 2013.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC